Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES COMPLETES REGISTERED DIRECT OFFERING
RAISES $3.5 MILLION

Edgewood, N.Y. (April 6, 2010) – CPI Aerostructures, Inc. (“CPI Aero”) (NYSE Amex: CVU) announced today that it sold 500,000 shares of common stock at a sale price of $7.80 per share, upon the closing of a “registered direct” offering primarily to institutional investors.  The gross proceeds of the offering were $3.9 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by CPI Aero, were approximately $3.5 million.

The shares were offered and sold pursuant to a prospectus supplement dated March 30, 2010 and an accompanying prospectus dated September 17, 2009, pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

Roth Capital Partners, LLC served as the placement agent for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock.  Furthermore, CPI Aero will not sell any of the shares of common stock and has been advised by Roth Capital Partners, LLC that it will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Roth Capital Partners, LLC at 24 Corporate Plaza, Newport Beach, CA 92660.

About CPI Aero
CPI Aero is engaged in the contract production of structural and other aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, the Gulfstream G650, C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2009.

CPI Aero is a registered trademark of CPI Aerostructures, Inc.

Contact Vincent Palazzolo Chief Financial Officer CPI Aero 631/586-5200 www.cpiaero.com	Investor Relations Counsel The Equity Group Inc. Lena Cati 212/836-9611 Linda Latman 212/836-9609 www.theequitygroup.com

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